Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement (“Agreement”) is entered into this 5th day of December, 2013 (“Effective Date”) by and among Cedars-Sinai Medical Center, a California nonprofit public benefit corporation (“CSMC”), with offices at 8700 Beverly Boulevard, Los Angeles, CA 90048, Synthetic Biologics, Inc., a Nevada corporation (hereinafter, “Synthetic”), with offices at 617 Detroit Street, Suite 100, Ann Arbor, MI 48104 and Synthetic Biomics, Inc., a Nevada corporation (hereinafter, “Company”), having offices at 617 Detroit Street, Suite 100, Ann Arbor, MI 48104 and a wholly-owned subsidiary of Synthetic (each, a “Party,” and together, the “Parties”).

RECITALS

A.           CSMC owns and is entitled to grant license rights with respect to PCT Application No. **** (“Inventors”), and all patents and/or patent applications (including provisional patent applications) existing as of the Effective Date in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon (“Patent Rights”).

B.           CSMC desires to have the Patent Rights developed, used and commercialized, and the Parties desire to enter into discussions regarding an exclusive, worldwide license to Company to develop, manufacture, use and sell products utilized or derived from the Patent Rights (“Exclusive License”) pending successful completion by Company of certain limited testing of the technology embodied in the Patent Rights (“Experiments”) described in Appendix A hereto.

C.           CSMC desires to grant to Company and Company desires to accept from CSMC, subject to the terms and conditions herein, an exclusive option to negotiate and obtain the Exclusive License. Other than the rights expressly granted by CSMC hereunder, Company acknowledges that CSMC shall retain all other rights with respect to the Patent Rights.

D.           CSMC and Company intend that the execution, delivery and performance of this Agreement by each Party, and the consummation of the transactions contemplated hereunder, shall not at any time threaten CSMC’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code and Section 23701d of the California Revenue and Taxation Code, or cause CSMC to be in default under any of CSMC’s issued and outstanding tax-exempt bonds.

Now, Therefore, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.	Grant of Option. Except as provided hereinafter and subject to the terms of this Agreement, Company shall have until the expiration of six (6) months from the Effective Date as an exclusive option period (“Option Period”) to notify CSMC of its desire to initiate negotiations for an Exclusive License (“Option Notice”). Company shall have the right to extend the Option Period for an additional six (6) months prior to the expiration thereof by delivering written notice to CSMC (“Extension Notice”), subject to Company’s agreement to pay the non-refundable Extension Fee set forth in Section 3. Upon receipt of the Option Notice within the Option Period, the Parties shall enter into negotiations for the Exclusive License, which the Parties agree shall provide for (a) the payment of an initial License Issue Fee equal to fifty thousand dollars ($50,000) plus reimbursement of CSMC’s patent expenses incurred prior to the effective date of the Exclusive License, such aggregate amount shall be payable in cash or in shares of Synthetic common stock having a market value of 110% of such aggregate amount; provided that such share issuance shall be subject to Section 4 hereof and the terms of the Stock Purchase Agreement of even date herewith entered into by and among the Parties (the “Synthetic Stock Purchase Agreement”); and (b) the same milestone payments, royalties and sublicense fees that are payable under the License Agreement among the Parties of even date herewith (the “Contemporaneous License Agreement”); (c) the “Field of Use” definition set forth in Appendix B hereto; and (d) such other customary terms and conditions as CSMC includes in its licensing arrangements. If an Option Notice is not delivered within the Option Period or the Parties fail to execute an Exclusive License within three (3) months of CSMC’s receipt of an Option Notice, then this Agreement and the exclusive option herein shall terminate, CSMC shall have no further obligation whatsoever to Company with respect to the Patent Rights, and CSMC may freely dispose of the Patent Rights as it sees fit in its own discretion.

2.	Option Fee. In consideration of the execution and delivery by CSMC of this Agreement, no later than thirty (30) days after the execution of this Agreement, Company shall pay to CSMC a non-refundable fee of Fifty Thousand Dollars ($50,000) (“Option Fee”), payable in cash or in shares of Synthetic common stock having a market value of 110% of such aggregate amount; provided, that such share issuance shall be subject to Section 4 hereof and the terms of the Synthetic Stock Purchase Agreement. Failure of Synthetic either to issue such shares to CSMC or pay the equivalent amount in cash to CSMC within thirty (30) days of the execution of this Agreement shall render this Agreement null and void (ab initio).

3.	Extension Fee. In the event that Company desires to extend the six (6) month Option Period for an additional six (6) months and delivers an Extension Notice to CSMC as set forth in Section 1, Company shall pay to CSMC a non-refundable extension fee of Twenty-Five Thousand Dollars ($25,000) (“Extension Fee”) no later than thirty (30) days after the date of the Extension Notice, payable in cash or in shares of Synthetic common stock having a market value of 110% of such aggregate amount; provided, that such share issuance shall be subject to Section 4 hereof and the terms of the Synthetic Stock Purchase Agreement.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

4.	Exchange Approval. The Parties acknowledge that subject to Synthetic’s obligations under the Synthetic Stock Purchase Agreement(s), any issuance of stock by Synthetic hereunder may be subject to the prior approval of the NYSE MKT or any other exchange upon which the shares of Synthetic are traded, and shareholder approval, if so required by such exchange or any other rule or regulation applicable to the Company or Synthetic. In the event that Synthetic elects to pay any of the fees and expenses described herein by issuing shares of Synthetic stock to CSMC, Synthetic shall submit an application to the NYSE MKT for approval to issue such shares within the following timeframes: (a) in the case of the option fee described in Section 2 hereof, within five (5) days of the execution of this Agreement; (b) in the case of the extension fee described in Section 3 hereof, within five (5) days of the date of the Company’s Extension Notice; and (c) in the case of the license fee and patent expense reimbursement obligations described in Section 1 hereof, within five (5) days of the execution of the Exclusive License. In the event that Synthetic shall not have received shareholder approval (if required) or NYSE MKT approval to issue any such shares hereunder within fifteen (15) business days of the submission of any such application to the NYSE MKT, then Company shall instead make cash payments in satisfaction of its obligations under Sections 1, 2 and/or 3, as applicable.

5.	Grant of Limited License. Subject to the terms of this Agreement, CSMC hereby grants to Company, and Company hereby accepts from CSMC, a non-exclusive license to the Patent Rights solely for the purpose of conducting the Experiments. The license granted hereunder is not sublicensable by Company to any third party other than as set forth herein, nor shall it include any other rights not expressly enumerated herein. Company shall have the right to grant a limited sublicense of the rights granted under this Section 5 to Intrexon Corporation (the “Approved Sublicensee”), who shall be subject in all respects to the provisions contained in this Agreement, and Company will remain primarily liable to CSMC for, and shall be responsible for monitoring and enforcing, the performance of all of Company’s obligations hereunder by the Approved Sublicensee.

6.	Limited Warranty. CSMC makes no representation or warranty other than those expressly specified in this Agreement. For purposes of Section 5, Company accepts the Patent Rights on an “AS-IS” basis. CSMC MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHER ATTRIBUTES OF ANY OF THE PATENT RIGHTS.

7.	Guarantee of Company’s Performance. Synthetic hereby unconditionally guarantees to CSMC the full and complete performance of all of the terms, covenants and conditions of this Agreement as required to be performed by Company, including, but not limited to, the payment of all amounts due hereunder.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

8.	Indemnification. Company shall hold harmless, defend and indemnify CSMC and each of its officers, directors, employees and agents and each Inventor (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind (“Action”) arising or resulting from any negligence or willful acts or omissions on the part of Company and/or its Approved Sublicensee in connection with this Agreement, including without limitation: (a) its use of the Patent Rights under this Agreement, (b) the design or conduct of the Experiments and/or (c) the exercise of its rights hereunder. As part of its obligations hereunder, Company shall defend any Action brought against any of the Indemnified Parties with counsel of its own choosing and reasonably acceptable to CSMC, and neither CSMC nor any other Indemnified Party shall enter into any settlement of any such Action without first obtaining prior approval of Company. Should CSMC or any other Indemnified Party not afford Company the right to defend any such Action, or should CSMC or any other Indemnified Party not obtain the approval of Company to any such settlement, Company shall have no obligation to indemnify CSMC or any other Indemnified Party hereunder. Should Company fail to provide a defense for the Indemnified Parties as required hereunder, then Company shall reimburse CSMC for its out-of-pocket expenses (including reasonable attorneys’ fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to an indemnified matter, which reimbursement shall be made to CSMC upon receipt by Company of invoices reflecting in reasonable detail such expenses incurred by CSMC. Company shall obtain and maintain insurance policies or a program of self-insurance (including products liability and general liability policies at such time as is appropriate) which are reasonable and necessary to cover its activities and to comply with the indemnification obligations set forth above. CSMC shall promptly notify Company in writing of any claim or Action or material threat thereof brought against any Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Company in defending or settling any such claim or Action.

9.	Prosecution Costs. CSMC will prepare, file, prosecute and maintain the Patent Rights during the Option Period. The Exclusive License shall provide that (a) Company will reimburse CSMC for the costs and expenses, including reasonable attorneys’ fees, filing fees and translation fees (“Prosecution Costs”), actually incurred by CSMC in the prosecution of any Patent Rights prior to and during the Option Period and through the effective date of the Exclusive License; and (b) CSMC will continue to have full responsibility for patent prosecution; provided, however, that CSMC’s patent counsel shall bill Company directly for all Prosecution Costs related to the Patent Rights following the effective date of the Exclusive License. If Company desires any foreign filings to be pursued on the Patent Rights during the Option Period, Company shall be responsible for the Prosecution Costs related to any such foreign filings, regardless of whether the Option is exercised.

10.	Use of Names. Company shall not make any written use of or reference to the name of CSMC and/or any of its trademarks, service marks, trade names or fictitious business names without the prior written consent of CSMC, which consent may be withheld or granted in CSMC’s sole and absolute discretion, unless required by law. Further, prior to any reference by Company to the names or marks of CSMC in any manner, Company shall provide CSMC with a writing reflecting the proposed reference so that CSMC can review the reference within a reasonable period of time prior to the proposed use thereof by Company. This limitation includes, but is not limited to, use by Company in any regulatory filing, advertising, offering circular, prospectus, sales presentation, news release or trade publication, unless required by law, and provided, however, that certain specific language shall be mutually agreed upon by the Parties for Company’s use in certain contexts and with respect to certain topics, and once agreed upon, may be utilized by Company in connection with the approved contexts and topics without further permission of CSMC.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

11.	Confidentiality. The terms of this Agreement and any information disclosed by either Party hereunder shall be maintained in the strictest of confidence by the Parties hereto and their respective officers, directors, employees and agents, including any proprietary, non-public information designated as such and disclosed by one Party to the other in connection with the transactions proposed in this Agreement. Furthermore, the Patent Rights are understood by Company to be the Confidential Information of CSMC to the extent “unpublished” as such term is construed under the United States Patent Laws. As such, Company’s confidentiality obligations hereunder automatically extend to any and all patent applications of CSMC relating to any Patent Rights. Company shall have no right to share the Confidential Information with any third party other than the Approved Sublicensee; provided, however, that (a) the Approved Sublicensee shall have entered into a confidentiality agreement with Company that provides the same standard of protection described in this Agreement; and (b) Company shall be fully responsible and liable for any action of the Approved Sublicensee which would constitute a breach of this Agreement if committed by Company as if Company had committed such action itself. Any public announcements, notices or other communications regarding such matters to third parties, other than the Parties’ respective professional advisors or potential investors or business partners, including, without limitation, any disclosure regarding the transactions contemplated hereby, shall require the prior written approval of both Company and CSMC. Notwithstanding anything to the contrary set forth in this Section 11, the Parties acknowledge that Synthetic may be obligated to file a copy of this Agreement, any Schedules hereto, and summaries of the terms hereof with the U.S. Securities and Exchange Commission as reasonably required to comply with applicable laws or the rules of a nationally-recognized securities exchange. Synthetic shall be entitled to make such filings, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available. In the event of any such filing, Synthetic will provide CSMC with a copy of this Agreement (including the Schedules hereto) and related filings marked to show provisions for which Synthetic intends to seek confidential treatment and shall reasonably consider and incorporate CSMC’s comments thereon to the extent consistent with the legal requirements and the rules of any nationally recognized securities exchange governing disclosure of material agreements and material information to be publicly filed.

12.	Notices. Any notice, request, instruction or other document required by this Agreement, including the Option Notice, shall be in writing and shall be deemed to have been given: (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express®, Airborne®, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

in the case of CSMC, to:

Cedars-Sinai Medical Center

Room 2009, North Tower

8700 Beverly Boulevard

Los Angeles, CA 90048-1865

Attention: Senior Vice President for Academic Affairs & Dean of the Medical Faculty

Fax: (310) 423-0119

Copy to: Vice President for Legal Affairs

or in the case of Company, to:

Chief Executive Officer

Synthetic Biologics, Inc.

617 Detroit Street, Suite 100

Attention: Jeffery Riley

Fax: (734) 332-7878

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 12.

13.	Miscellaneous.

a.	Compliance with Laws. Each Party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

b.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions.

c.	Waiver. Failure of any Party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

d.	Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

e.	Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the Parties to this Agreement.

f.	Entire Agreement. This Agreement and the Confidentiality Agreement currently in effect between CSMC and Synthetic constitute the entire agreements among the Parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior agreements and understandings, whether oral or written, among the Parties with respect to the subject matter of such agreements.

g.	Construction. This Agreement has been prepared, examined, negotiated and revised by each Party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any Party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

h.	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile.

i.	Assignment. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the Parties and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall not be assignable by Company absent the prior written consent of CSMC unless to a successor to Company or a purchaser of all or substantially all of the assets of Company relating to the subject matter of this Agreement. Synthetic shall have no right to assign this Agreement.

j.	Further Assurances. At any time and from time to time after the Effective Date, each Party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

k.	Survival. The following sections shall survive any expiration or earlier termination of this Agreement: Section 6 (“Limited Warranty”), Section 8 (“Indemnification”), and Section 10 (“Use of Names”).

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

“CSMC”:

Cedars-Sinai Medical Center,
a California nonprofit public

benefit corporation

By:	/s/ Shlomo Melmed, M.D.
Shlomo Melmed, M.D.
Senior Vice President for Academic Affairs
& Dean of the Medical Faculty

By:	/s/ Edward M. Prunchunas
Edward M. Prunchunas
Senior Vice President for Finance & CFO

“Company”:
Synthetic Biomics, Inc.,
a nevada corporation

By:	/s/ Steve Kanzer
Name:	Steve Kanzer
Title:	CEO & President

“Synthetic”:
Synthetic Biologics, Inc.,
a nevada corporation

By:	/s/ Jeff Riley
Name:	Jeff Riley
Title:	CEO

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Appendix A

Experiments

****

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Appendix B

“Field of Use” Definition for Exclusive License

All human or veterinary therapeutic and prophylactic applications, excluding the following:

1.	the therapeutic use of rifaximin;

2.	the therapeutic use of any of the following, as each is more fully described in U.S. Patent No. 6,558,708: (A) active lipids, (B) serotonin, serotonin agonists, or serotonin re-uptake inhibitors, (C) peptide YY or peptide YY functional analogs, (D) calcitonin gene-related peptide or functional analogs thereof, (E) adrenergic agonists, (F) opioid agonists, (G) combinations of any of (A), (B), (C), (D), (E) and/or (F); and (H) antagonists of receptors for any of (B), (C), (D), (E) and/or (F));

3.	the diagnosis, prognosis, or the testing of, or the provision of information to clinicians or patients regarding, small intestinal bacterial overgrowth (SIBO), and/or conditions or disorders related thereto in human subjects, using breath testing products or breath testing services to detect SIBO or SIBO-related conditions (provided, however, that methods of utilizing such diagnostic information for the selection of one or more particular therapeutic regimens shall not be excluded); and

4.	the use of small molecules and/or agonists and antagonists of vinculin.

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